Exhibit 99.1

Strayer Education, Inc. Reports First Quarter 2011 Revenues and Earnings; and Spring Term 2011 Enrollments

-- Strayer First Quarter Revenues Up 9% --

-- Strayer First Quarter Diluted EPS $2.80, Up 6% --

-- Strayer Spring 2011 Total Enrollments Unchanged vs. 2010 / New Students Down 19% --

HERNDON, Va.--(BUSINESS WIRE)--April 28, 2011--Strayer Education, Inc. (NASDAQ: STRA) today announced financial results for the three months ended March 31, 2011. Financial highlights are as follows:

Three Months Ended March 31

  Revenues for the three months ended March 31, 2011 increased 9% to $172.0 million, compared to $157.9 million for the same period in 2010, principally due to increased enrollment and a 5% tuition increase which commenced in January 2011.
  Income from operations was $59.2 million compared to $59.9 million for the same period in 2010, a decrease of 1%. Operating income margin was 34.4% compared to 38.0% for the same period in 2010.
  Net income was $35.8 million compared to $36.4 million for the same period in 2010, a decrease of 2%. Diluted earnings per share was $2.80 compared to $2.65 for the same period in 2010, an increase of 6%, reflecting a lower share count due to share repurchases. Diluted weighted average shares outstanding decreased to 12,794,000 from 13,729,000 for the same period in 2010.

Balance Sheet and Cash Flow

At March 31, 2011, the Company had cash and cash equivalents of $71.1 million. The Company generated $67.2 million from operating activities in the first quarter of 2011, compared to $63.1 million during the same period in 2010. Capital expenditures were $11.4 million for the three months ended March 31, 2011, compared to $12.2 million for the same period in 2010.

On January 3, 2011, the Company entered into an unsecured new revolving credit facility with maximum amount of borrowings available of $100 million and a three year term. At March 31, 2011, the Company had $80 million outstanding under this facility. On April 4, 2011, the Company entered into an amended and restated revolving credit and term loan agreement. This credit facility, which is secured by the assets of the Company, provides for a $100.0 million revolving credit facility and $100.0 million term loan facility with a maturity date of March 31, 2014. Proceeds from the term loan were used to pay off the $80.0 million outstanding at March 31, 2011 under the original revolving credit facility.

During the three months ended March 31, 2011, the Company invested $127.2 million to repurchase approximately 936,000 shares of its common stock at an average price of $135.91 per share as part of a previously announced common stock repurchase authorization. The Company’s remaining authorization for common stock repurchases was $80.5 million at March 31, 2011. During the three months ended March 31, 2011, the Company paid a regular, quarterly common stock dividend of $13.2 million ($1.00 per share).

For the first quarter 2011, bad debt expense as a percentage of revenues was 3.5% compared to 3.2% for the same period in 2010. Days sales outstanding was 13 days at the end of the first quarter of 2011 compared to 12 days at the end of the first quarter of 2010.

Student Enrollment

Enrollment at Strayer University for the 2011 spring term was 55,974 students compared to 55,970 for the same term in 2010. Across the Strayer University campus and online system, new student enrollments decreased 19%, while continuing student enrollments increased 4%. Global online students increased 1%. Students taking 100% of their classes online (including campus based students) decreased 3%.

Student Enrollment
	Spring	Spring
	2010	2011	% Change
Campus Based Students:
New Campuses (34 in operation 3 years or less)
Classroom Students	2,349	3,504	49%
Online Students	2,764	4,046	46%
Total New Campus Based Students	5,113	7,550	48%
Mature Campuses (55 in operation more than 3 years)
Classroom Students	20,455	20,201	-1%
Online Students	24,910	22,665	-9%
Total Mature Campus Based Students	45,365	42,866	-6%
Total Campus Based Students	50,478	50,416	-
Global Online Students	5,492	5,558	1%
Total University Enrollment	55,970	55,974	-

Total Students Taking 100% of Courses Online	33,166	32,269	-3%

New Campus Openings

The Company announced today that it had successfully opened two new campuses for the 2011 spring term. The first new campus is located in Indianapolis, Indiana, a new market for Strayer University. The second new campus is located in Dallas, Texas, representing the University’s third campus in that market. Including the three new campuses successfully opened for the 2011 winter term in Cincinnati and Dayton, Ohio and Milwaukee, Wisconsin, the Company has now opened five of the eight new campuses planned for 2011.

Quarterly Cash Dividend

The Company announced today that its Board of Directors had declared its regular, quarterly cash dividend of $1.00 per share. This dividend will be paid on June 10, 2011 to shareholders of record as of May 27, 2011.

Stock-based Compensation Activity

On April 26, 2011, the Company awarded 7,070 shares of restricted stock to various non-employee members of the Company’s Board of Directors, as part of the Company’s annual director compensation program. The Company’s stock price closed at $118.80 on the date of this restricted stock grant.

Shares and Options Outstanding

At March 31, 2011, the Company had 12,446,489 common shares issued and outstanding and 100,000 stock options outstanding with an exercise price of $107.28 and a remaining contractual life of approximately two years.

Business Outlook

Based on enrollments announced for the 2011 spring term, the Company estimates second quarter 2011 diluted EPS will be in the range of $2.36 to $2.38.

Presentation of Operating Expenses and Balance Sheet

Effective during the first quarter of 2011, the Company changed its presentation of operating expenses and reclassified prior periods to conform to the current presentation. Also effective during the first quarter of 2011, the Company changed its presentation of tuition receivable and unearned tuition in the balance sheet. The Company believes that these changes provide more meaningful information, increased transparency of its operations, and improve the comparability of results with others in the educational services industry. The changes have been reported retrospectively for all periods presented and had no impact on income from operations, net income, earnings per share, working capital, retained earnings, stockholders’ equity or on net cash provided by operating activities, nor did they affect the Company’s revenue recognition policies.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its first quarter 2011 earnings at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (877) 303-9047 10 minutes prior to the start time. In addition, the call will be available via live Webcast over the Internet. To access the live Webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at (800) 642-1687 (conference id 54712198) starting at 1:00 p.m. (ET) today and will be available through Thursday, May 5, and archived at www.strayereducation.com for 90 days.

About Strayer Education, Inc.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer’s mission is to make higher education achievable for working adults in today’s economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, public administration, and criminal justice to approximately 57,000 working adult students at 89 campuses in 21 states and Washington, D.C. and worldwide via the Internet. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words. The statements are based on the Company’s current expectations and are subject to a number of uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U. S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, risks associated with the ability of our students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	For the three months
	ended March 31,
	2010	2011

Revenues	$157,901	$171,956
Costs and expenses:
Instruction and educational support	63,384	74,976
Marketing	13,851	16,042
Admissions advisory	6,049	7,191
General and administration	14,691	14,522
Income from operations	59,926	59,225
Investment income	244	118
Interest expense	-	183
Income before income taxes	60,170	59,160
Provision for income taxes	23,791	23,369
Net income	$36,379	$35,791
Earnings per share:
Basic	$2.68	$2.81
Diluted	$2.65	$2.80
Weighted average shares outstanding:
Basic	13,596	12,744
Diluted	13,729	12,794
Shares outstanding at end of quarter	13,914	12,446
Dividends per share	$0.75	$1.00

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,	March 31,
	2010	2011
ASSETS
Current assets:
Cash and cash equivalents	$64,107	$71,094
Investment in marketable securities held for sale	12,386	-
Tuition receivable, net of allowances for doubtful accounts of $7,935 and $6,783 at December 31, 2010 and March 31, 2011, respectively	22,011	25,711
Other current assets	10,231	11,415
Total current assets	108,735	108,220
Property and equipment, net	116,063	118,957
Deferred income taxes	8,374	7,768
Restricted cash	500	500
Other assets	1,506	2,172
Total assets	$235,178	$237,617

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$31,280	$27,107
Accrued expenses	10,512	5,732
Income taxes payable	934	22,715
Unearned tuition	3,523	15,331
Gain on sale of assets	281	281
Total current liabilities	46,530	71,166
Revolving credit facility	-	80,000
Long-term liabilities	12,644	13,148
Total liabilities	59,174	164,314
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $.01; 20,000,000 shares authorized; 13,316,822 and 12,446,489 shares issued and outstanding at December 31, 2010 and March 31, 2011, respectively	133	124
Additional paid-in capital	1,206	-
Retained earnings	174,625	73,179
Accumulated other comprehensive income	40	-
Total stockholders' equity	176,004	73,303
Total liabilities and stockholders’ equity	$235,178	$237,617

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the three months ended
	March 31,
	2010	2011
Cash flows from operating activities:
Net income	$36,379	$35,791
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of marketable securities	-	(66)
Amortization of deferred rent	(105)	378
Amortization of gain on sale of assets	(70)	(70)
Depreciation and amortization	4,198	4,904
Amortization of deferred financing costs	-	65
Deferred income taxes	(740)	818
Stock-based compensation	3,059	2,892
Changes in assets and liabilities:
Tuition receivable, net	(2,913)	(3,700)
Other current assets	(1,043)	(1,989)
Other assets	62	17
Accounts payable	2,246	(559)
Accrued expenses	(1,039)	(4,780)
Income taxes payable	20,418	21,467
Excess tax benefits from stock-based payment arrangements	(1,581)	-
Unearned tuition	3,633	11,808
Deferred lease incentives	603	196
Net cash provided by operating activities:	63,107	67,172
Cash flows from investing activities:
Purchases of property and equipment	(12,170)	(11,384)
Purchases of marketable securities	(191)	(2)
Sale of marketable securities	-	12,388
Net cash (used in) provided by investing activities	(12,361)	1,002
Cash flows from financing activities:
Proceeds from revolving credit facility	-	80,000
Payment of deferred financing costs	-	(776)
Common dividends paid	(10,470)	(13,174)
Repurchase of common stock	(15,001)	(127,237)
Excess tax benefits from stock-based payment arrangements	1,581	-
Proceeds from exercise of stock options	452	-
Net cash used in financing activities	(23,438)	(61,187)
Net increase in cash and cash equivalents	27,308	6,987
Cash and cash equivalents – beginning of period	63,958	64,107
Cash and cash equivalents – end of period	$91,266	$71,094
Non-cash transactions:
Purchases of property and equipment included in accounts payable	$1,247	$1,894

CONTACT:
Strayer Education, Inc.
Mark C. Brown, Executive Vice President and
Chief Financial Officer
703-247-2514
or
Sonya Udler, Senior Vice President,
Corporate Communications
703-247-2517
sonya.udler@strayer.edu